Exhibit 99.1

Ultralife Corporation Names Thomas L. Saeli to Board of Directors

NEWARK, N.Y.--(BUSINESS WIRE)--March 11, 2010--Ultralife Corporation (NASDAQ: ULBI) announced that Thomas L. Saeli has joined its board of directors, effective March 5. Mr. Saeli, 53, brings 28 years’ experience in manufacturing, corporate development and finance.

Presently, Mr. Saeli is a consultant advising international corporate clients on matters involving business development strategies, consolidations, acquisitions and operations. Previously, from March 2006 until April 2009, he was chief executive officer of Noble International, Ltd., where he was also a member of Noble’s board of directors since 2002. Prior to joining Noble, from 1998 Mr. Saeli served as vice president of corporate development for Lear Corporation where he also served as vice president of mergers & acquisitions. Between 1989 and 1998 Mr. Saeli was a partner with Oxford Investment Group, a Michigan-based merchant banking firm, where he served in various senior operating roles of portfolio companies. From 1983 to 1988, Saeli served in several corporate finance positions with Pepsico, Inc. He earned a BA in Economics from Hamilton College and an MBA in Finance and Accounting from Columbia University Graduate School of Business.

John D. Kavazanjian, Ultralife’s president and chief executive officer, said, “Tom’s diverse background in international finance, business strategy and corporate development brings us a wealth of knowledge and experience. On behalf of the board of directors, we welcome Tom to Ultralife and look forward to having the benefit of his perspective and judgment in guiding our growth plans.”

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Company Contact:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
or
Investor Relations Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com